Exhibit 5.1

March 18, 2011

Board of Directors

Dominion Resources, Inc.

120 Tredegar Street

Richmond, Virginia 23219

Dear Sir/Madam:

I am the Vice President, General Counsel and Corporate Secretary of Dominion Resources, Inc. (the Company), and I have advised the Company in connection with the registration, pursuant to a Registration Statement on Form S-3 being filed with the Securities and Exchange Commission under the Securities Act of 1933 of an unlimited number of shares of the Company’s common stock, without par value and the offering of 14,000,000 shares of the Company’s common stock (the “Common Stock”) thereunder, such shares, which have been reserved for issuance pursuant to the Company’s dividend reinvestment and stock purchase plan, Dominion Direct Investment (Dominion Direct). In connection with the filing of the Registration Statement and the offering of the Common Stock thereunder, you have requested my opinion concerning certain corporate matters.

I have examined originals or copies of such corporate records, agreements and other instruments, certificates, orders, opinions, correspondence with public officials, certificates provided by the Company’s officers and representatives and other documents as I have deemed necessary or advisable for purposes of rendering the opinions set forth herein, including (i) the corporate and organizational documents of the Company, including the Articles of Incorporation and Bylaws of the Company, (ii) the transcript from the meeting of the Board of Directors of the Company on February 18, 2011, (iii) the Registration Statement and exhibits thereto, including the form of prospectus comprising a part thereof, and (iv) the Prospectus for the offering of 14,000,000 shares of Common Stock pursuant to Dominion Direct.

I am of the opinion that the issuance of Common Stock has been duly authorized and, when the Registration Statement has become automatically effective under the Securities Act, and any applicable state securities or Blue Sky laws have been complied with, and upon issuance in accordance with the terms and provisions of the Registration Statement and the Prospectus, and the consideration therefor has been received by the Company, the shares of Common Stock, including in particular the 14,000,000 shares offered by the Prospectus, will be legally issued, fully paid and nonassessable.

This opinion is limited to the laws of the United States of America and the Commonwealth of Virginia, and I have not considered, nor expressed any opinion as to the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the use of my name under the caption “Legal Matters” in the Prospectus comprising a part thereof. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations thereunder.

Very truly yours,

/s/ Carter M. Reid, Esq.
Carter M. Reid, Esq.